EXHIBIT 10.1
EMPLOYMENT AGREEMENT

This Employment Agreement is effective the 1st day of February, 2008, between South Dakota Soybean Processors, LLC, a South Dakota limited liability company, and Rodney G. Christianson (“Employee”).

THE PARTIES AGREE AS FOLLOWS:

1.    Definitions. The following terms shall have these meanings:

a.    “Affiliate” or “Affiliates” shall mean any Person who controls, is controlled by, or is under common control with, either directly or indirectly, or through one or more intermediaries, the Employer. For purposes of this Agreement, the term Affiliate shall include Urethane Soy Systems Co.

b.    “Base Salary” shall mean Employee’s annual compensation as set forth in paragraph 6 of this Agreement.

c.    “Confidential Information” shall mean any and all information disclosed by Employer or Affiliate to Employee, whether prior to or during the term of this Agreement, relating to those matters not generally known to the public or the industry in which Employer and/or an Affiliate is or may become engaged and which pertain to the operations, processes, methods, and accumulated experience incidental to the manufacture, processing, sale, and distribution of Employer’s and/or an Affiliate’s Products, regardless of whether Employer and/or an Affiliate provides such information to Employee in tangible form or the information is retained in the memory of Employee. Confidential Information includes, for example, and without limitation: (i) sales records, pricing manuals, training manuals, selling and pricing procedures, and financing methods, (ii) trade secrets and other know-how regarding businesses, products and services, (iii) personnel and salary information, including wages, bonuses, commissions, and fringe benefits, (iv) production and processing procedures, formulae and systems, (v) vendor and supplier information, (vi) Customer lists and Prospective Customer Lists including, without limitation, names of contacts, products and services purchased, quantities purchased, credit histories, timing of purchases, payment histories, special demands of particular Customers, and current and anticipated requirements of Customers generally for products or services, (vii) marketing information, including without limitation, research, development, testing and customer surveys, and any specifications of any new products or services under development, and (viii) business projections, strategic plans, marketing systems and procedures, and inventory procedures and systems.

d.    “Control,” “Controlled by” and “under common control with” shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities or by contract or otherwise.

e.    “Customer” shall mean an individual, business or entity with which Employer or an Affiliate did business during the two (2) year period preceding the termination of Employee’s employment as provided in this Agreement.

f.    “Incentive Compensation” shall mean compensation paid to Employee as set forth in paragraph 7 of this Agreement.

g.    “Person” means an individual, partnership, limited partnership, limited liability company, trust, estate, corporation, cooperative, custodian, trustee, executor, administrator, nominee or entity in a representative capacity.

h.    “Products” shall mean all products manufactured and/or sold by Employer or an Affiliate, including polyurethane, plastics, resins, soybeans, soybean meal, soybean oil and other soybean products.

i.    “Prospective Customer” shall mean a potential customer of Employer or an Affiliate, which has been contacted by Employer or an Affiliate and for which Employer or an Affiliate has made a financial investment, such as time, travel, equipment or material during the two (2) year period preceding the termination of Employee’s employment as provided in this Agreement.

2.    Employment. Employer agrees to employ Employee and Employee accepts employment upon the terms and conditions set forth in this Agreement.

3.    Duties and Review. Employee shall be engaged in full-time employment by Employer as its Chief Executive Officer and shall devote sufficient time and attention to the business of Employer, including general management and oversight of Affiliates, as shall be necessary to complete Employee's obligations. Employer, through its Board of Managers, shall have the power to determine the specific duties to be performed by Employee and the time of performance. Employee shall undergo performance reviews from time to time during the term of this Agreement at the request of Employer’s Board of Managers.

4.    Other Activities. Employee shall devote substantially all of his working time and efforts during Employer’s normal business hours to the business of Employer, including the general management and oversight of Affiliates. Employee shall be free to invest his assets in a manner that will not require any substantial services by Employee in the conduct of the business of the entities or in the management of the properties in which he invests.

5.    Term. This Agreement is for a term of four (4) years commencing on the 1st day of February, 2008, and terminating on the 31st day of January, 2012, unless sooner terminated pursuant to the provisions of this Agreement.

6.    Base Salary. For all services to be rendered by Employee pursuant to this Agreement, Employer agrees to pay Employee compensation at an annual rate of:

(a) $300,000.00 until January 31, 2009 (year 1);
(b) $325,000.00 from February 1, 2009 until January 31, 2010 (year 2); and
(c) $350,000.00 from February 1, 2010 until January 31, 2012 (year 3 and year 4).

This Base Salary shall be paid in periodic installments in accordance with the Employer’s regular payroll practices. Each installment shall be reduced by deductions for the withholding of federal income tax, FICA contributions, and all other deductions required by law or agreed to by Employee.

7.    Incentive Compensation. In addition to the Base Salary, Employee shall be paid a bonus equal to one-half (1/2) of one percent (1%) of Employer’s net income before taxes and member distributions on net income from $2,000,000.00 up to $5,000,000.00 If the net income is $5,000,001.00 to $7,500,000.00, Employee shall be paid a bonus equal to one percent (1%) of Employer’s net income. If net income is greater than $7,500,000.00, Employee shall still be paid a bonus equal to one percent (1%) of Employer’s net income and will also be paid an additional bonus equal to one percent (1%) of the amount of the excess of Employer’s net income over $7,500,000.00. If net income is below $2,000,000.00, no bonus will be paid. Examples: $1,825,000.00 net income = no bonus; $4,386,000.00 net income x .5% = $21,930.00; $6,500,000.00 net income x 1% = $65,000.00; or $8,500,000.00 net income x 1% = $85,000.00 plus $8,500,000.00 - $7,500,000.00 = $1,000,000.00 x 1% = $10,000.00 for a total bonus of $95,000.00. This incentive bonus may be paid directly or deferred at Employee’s option. The calculation of Employer’s net income shall include the net income of all of Employer’s subsidiaries for which combined and audited financial statements must be prepared for GAAP (“Generally Accepted Accounting Principles”) purposes. Net income shall be calculated under the GAAP method of accounting utilized by Employer for its audited financial statements and shall exclude any items of income or expense that would be considered to be extraordinary and not arising in the ordinary course of business. Such items could include but are not limited to the following:

i.	Capital gains or losses from the sale of marketable securities or other investments of Employer.
ii.	Gains or losses on the sales or dispositions of fixed assets.
iii.	Insurance proceeds received by Employer for the loss of property, capital assets, or other assets of Employer.
iv.	Investment income from securities held by Employer, e.g., interest income, dividend income, etc.
v.	Payment of a legal settlement, or receipt of monies relating to Employer’s involvement in litigation or other disputes.

Such items shall be determined by Employer’s Financial Audit Committee and subsequently adjusted out of net income for purposes of the calculation of this incentive bonus. The incentive bonus shall be paid in full within thirty (30) days following completion of Employer’s audited financial statements in the year following the year for which the net income is calculated.

8.    Holidays and Vacations. Employee shall be entitled to nine (9) paid holidays: New Year’s Day, Easter, Memorial Day, Fourth of July, Labor Day, Thanksgiving, the day after Thanksgiving and Christmas, and a personal floating holiday. Employee shall be entitled to twenty (20) days paid vacation during each fiscal year of employment. Employee shall take his vacation at such time or times as shall be approved by Employer’s Board of Managers. Employee’s vacation time will be administered in accordance with Employer’s current vacation policies for all employees.

9.    Benefits. Employee shall receive the benefits, including participation in insurance benefits and retirement plans, that are provided to Employer’s employees, provided Employee meets the qualification provisions of each plan.

10.    Life Insurance. Employer may, in its discretion, purchase or renew insurance on the life of Employee. Employee agrees to submit to reasonable medical examinations and otherwise reasonably cooperate with Employer in connection with obtaining such insurance.

11.    Expenses. During the term of this Agreement, Employee shall be entitled to prompt reimbursement by Employer of all reasonable travel, entertainment, and other expenses incurred by Employee in accordance with the policies and procedures established by Employer’s Board of Managers and in the performance of his duties and responsibilities under this Agreement; provided, that Employee shall properly account for such expenses and present receipts as required by IRS guidelines.

12.    Vehicle. During the term of this Agreement, Employee shall be provided a vehicle for use for company business. The type and cost of the vehicle as well as its replacement date will be determined by Employer’s Board of Managers.

13.	Termination and Severance Pay.

a.    Termination. This Agreement shall terminate immediately: (i) upon Employee’s death, (ii) upon Employee becoming disabled, which determination shall be made by Employer’s Board of Managers on the basis of medical evidence satisfactory to it, in its sole discretion, that Employee is so mentally or physically disabled as to be unable to fulfill Employee’s duties and responsibilities and that such disability is likely to be permanent; (iii) upon written notice from Employer that Employee’s employment is being terminated for “Cause” as defined in paragraph 13(c) below; (iv) upon written notice from Employer that Employee’s employment is being terminated without “Cause” as defined in paragraph 13(c) below; or (v) upon Employee’s resignation of employment. In the event of Employee’s termination under this paragraph 13(a), he or his estate shall be entitled to receive the Base Salary and other benefits to which he is entitled under this Agreement up to the date of termination. Employee or his estate shall have no rights pursuant to this Agreement to any benefits or compensation for any period after the date of termination.

b.    Severance Pay. If Employer terminates the employment of Employee for any reason other than as provided below in this subparagraph b, Employer shall pay Employee a sum equal to 1.5 times Employee’s Base Salary (at the annual rate then existing under paragraph 6) calculated for a one year period. Payment shall be made in eighteen (18) equal monthly installments or as otherwise mutually agreed by the parties beginning on the first day of the month following termination of employment. For example, if Employer terminates Employee’s employment without “Cause” on August 1, 2009, Employee shall be entitled to severance pay of $487,500.00 ($325,000.00 x 1.5) to be paid in 18 equal monthly installments of $27,083.33 each. For example, if Employer terminates Employee’s employment without “Cause” on September 1, 2010, Employee shall be entitled to severance pay of $525,000.00 ($350,000.00 x 1.5) to be paid in 18 equal monthly installments of $29,166.66 each. Despite anything in this Agreement to the contrary, Employee shall not be eligible to receive the severance pay described in this paragraph 13(b) if: (i) Employee’s employment is terminated due to Employee’s death; (ii) Employee’s employment is terminated due to Employee’s disability; (iii) Employee’s employment is terminated for “Cause”; (iv) Employee voluntarily resigns his employment with Employer, (v) Employee’s employment is terminated because Employer has ceased all business activities, become insolvent and/or has filed a voluntary petition in bankruptcy, or has had filed against it an involuntary petition in bankruptcy; (vi) Employee is employed in a similar position by a successor company that has purchased substantially all of the assets of Employer, or (vii) Employer is merged into another company and Employee is retained by the surviving company in a similar position.

c.    For “Cause” Termination. Justifications for the Employer to terminate Employee’s employment for “Cause” shall include: (i) Employee’s confession or conviction of theft, fraud, embezzlement, or any other crime involving dishonesty with respect to Employer, or any Affiliate, (ii) Employee’s excessive absenteeism (other than by reason of physical injury, disease, or mental illness) without reasonable cause, (iii) Employee's act or omission constituting a material breach of any provision of this Agreement or any non-compliance with Employee's obligations under paragraphs 14, 17 and 18 of this Agreement, (iv) habitual and material negligence by Employee in the performance of his duties under this Agreement, (v) abusing, misusing or destroying Employer's property or the property of Customers or other employees, (vi) making or publishing false, vicious or malicious statements concerning Employer, its operations, employees or members of the Board of Managers, (vii) habitually reporting for work under the influence of intoxicants or drugs, or (viii) Employee’s intentional violation of any law directly impacting Employer’s business, including any law prohibiting discriminatory conduct, or the direction of another employee to violate any such law. The preceding list is not intended to be exhaustive; other conduct of similar nature may result in termination of Employee. However, the results of Employer’s or Affiliates’ operations or any business judgment made in good faith by Employee shall not constitute an independent basis for termination of Employee's employment for Cause under this Agreement.

14.    Limitation of Competitive Activities. During the term of Employee’s employment with Employer and for a period of two (2) years after termination of Employee’s employment, with or without cause, Employee will not, alone or with others, directly or indirectly, own or have an interest in another company (except for an ownership interest not to exceed 2% of the outstanding securities of a company that is required to report to the United

States Securities and Exchange Commission under the Securities Exchange Act of 1934), work in, plan, or engage in any employment, consulting, or other business activity, whether or not for compensation, that is competitive with Employer or its Affiliates within a five hundred (500) mile radius from Volga, South Dakota. Employee will not engage in any other activity that conflicts with Employee’s obligations to Employer during the term of this Agreement. The provisions of this paragraph 14 shall survive the termination of Employee’s employment under this Agreement for any reason whatsoever.

15.    Other Solicitation and Interference Limitations. For a period of two (2) years after termination of Employee’s employment, with or without cause, Employee shall not directly or indirectly solicit or aid in the solicitation of any Customers or Prospective Customers, and shall not interfere with the relationship between Employer and its Affiliates, or any of their respective employees, vendors, or suppliers. Employee agrees not to solicit or assist others in soliciting any Customers or Prospective Customers, employees, vendors, or suppliers of Employer and/or its Affiliates, directly or indirectly, even if participating in a business outside of the five hundred (500) mile radius from Volga, South Dakota. The provisions of this paragraph 15 shall survive the termination of Employee's employment under this Agreement for any reason whatsoever.

16.    Ownership of Confidential Information. Employee acknowledges and agrees that all Confidential Information disclosed to Employee is and remains the exclusive property of Employer and/or its Affiliates. Employee acknowledges that the Confidential Information was and will continue to be developed and acquired by Employer and/or its Affiliates at great effort and expense, is valuable to the owner thereof and constitutes trade secrets unique to the owner thereof.

17.    Non-Disclosure of Confidential Information. Employee shall treat Confidential Information in a secret and confidential manner. Employee shall comply with Employer’s and its Affiliates’ procedures for maintaining the confidentiality of Confidential Information and agrees not to make use of or disclose Confidential Information without the owner’s written consent, directly or indirectly, for any purpose whatsoever, to any person or entity outside of the owner’s business, either during the term of Employee’s employment or after termination of Employee’s employment, whether with or without cause. The provisions of this paragraph 17 shall survive the termination of Employee's employment under this Agreement for any reason whatsoever.

18.    Delivery of Confidential Information and Employer Property. Upon request of Employer and/or an Affiliate and in any event upon termination of Employee’s employment, with or without cause, Employee shall promptly deliver to the Employer or any Affiliate all Confidential Information, including, without limitation, all originals, copies, summaries or extracts of books, catalogues, sale brochures, Customer lists, Prospective Customer lists, price lists, employee manuals, notes, photographs, tape recordings, specifications, operations manuals and all other documents or tangible materials reflecting or referencing Confidential Information, as well as all other materials furnished to or acquired by Employee as a result of or during the course of Employee’s employment. The provisions of this paragraph 18 shall survive the termination of Employee’s employment under this Agreement for any reason whatsoever.

19.    Reasonableness of Restrictions and Enforcement. Employee acknowledges that he has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions and limitations in this Agreement are reasonable as to geographic scope and duration and are necessary to protect Employer’s and its Affiliates’ proprietary interests in their respective Confidential Information and to preserve for Employer and its Affiliates the competitive advantages necessary for their success.

20.    Remedies. Employee acknowledges and agrees that it is impossible to measure in money the damages which will accrue to Employer and/or its Affiliates if Employee should breach or is in default of any of Employee's covenants or representations set forth in this Agreement, and that Employer and/or its Affiliates would be irreparably damaged by such breach or default by Employee. Accordingly, if any action or proceeding is instituted by or on behalf of any of the foregoing to enforce any term of this Agreement, Employee waives any claim or defense that Employer and/or its Affiliates have an adequate remedy at law or that Employer and/or its Affiliates have not been, or are not being, irreparably injured. The rights and remedies of Employer and/or its Affiliates pursuant to this paragraph are cumulative and shall not be deemed to exclude any other right or remedy which Employer and/or its Affiliates may have pursuant to this Agreement or otherwise, at law or in equity.

21.    Indemnification. Employee shall indemnify and hold harmless Employer, its Affiliates, and their respective owners, officers, managers, directors, other employees, agents, and assigns from any and all claims, damages, liabilities, attorneys’ fees and expenses arising out of Employee’s violation of any of the terms and conditions of this Agreement.

22.    Expenses of Enforcement. If Employee breaches or threatens to breach any of the covenants described in this Agreement, then, in addition to any of the rights and remedies which Employer and/or its Affiliates may have against Employee, Employee will be liable to pay Employer’s court costs and reasonable attorneys' fees incurred in enforcing this Agreement.

23.    Termination of Prior Agreements and Modification. Employee acknowledges that any prior agreement with Employer as to employment was rightfully terminated at Employer’s discretion prior to execution of this Agreement. This Agreement constitutes the entire Agreement between Employer and Employee. It is independent of and supplants all oral or written agreements entered prior to or contemporaneously with this Agreement, except for the First Amended and Restated Deferred Compensation Plan made effective February 1, 2004. This Agreement may not be modified except by written agreement dated subsequent to the date of this Agreement and signed by both Employer and Employee.

24.    Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unenforceable or invalid, the remaining provisions will remain in full force and effect. In the event that any of the restrictions or limitations contained in paragraphs 14 and 15 of this Agreement are held to exceed the time or geographic limitations permitted by applicable law, then such restrictions or limitations shall be deemed to be reformed to the maximum time and geographic limitations permitted by law. If any other provision of this

Agreement is held to be overbroad as written, the provision shall be deemed amended to narrow its application to the extent necessary to make it enforceable to the fullest extent allowable.

25.    Successors and Assigns. This Agreement is personal to Employee and is not assignable in whole or in part by Employee without the express written consent of Employer. Any purported assignment by Employee without Employer's consent will constitute a breach for which Employer has the right to terminate this Agreement.

26.    Presumptions. In construing the terms of this Agreement, no presumption shall operate in either party’s favor as a result of counsel's role in drafting the Agreement's terms or provisions.

27.    Waiver of Breach. The waiver by Employer of breach of any covenant of this Agreement or the failure of Employer to take action against any other employee for similar breaches on their part, shall not operate or be construed as a waiver of any subsequent or later breach by Employee. No waiver by Employer shall be effective unless in writing.

28.    Text Controls. The headings of paragraphs and sections are included solely for convenience. If a conflict exists between any heading and the text of this Agreement, the text shall control.

29.    Governing Law. All rights and obligations arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota.

30.    Dispute Resolution. All disputes between Employer and Employee arising out of or relating to this Agreement and/or Employee’s employment shall be exclusively and finally resolved through the dispute resolution process set forth in Exhibit A.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 25th day of April, 2008.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

By:  /s/ Ronald Gorder

Its President

/s/ Rodney Christianson

Rodney G. Christianson

EXHIBIT A

DISPUTE RESOLUTION PROCESS

1.    Arbitration. All disputes between Employer and Employee arising out of or relating to this Agreement and/or Employee’s employment shall be exclusively and finally resolved through binding arbitration by a single arbitrator. The arbitrator shall also exclusively and finally resolve all issues relating to the operation of this Process, including but not limited to all disputes relating to the validity or enforceability of this Process, the timeliness of an arbitration demand made pursuant to subparagraph 1.a.ii, the applicability of this paragraph to a dispute between Employer and Employee, and the exclusion of other remedies pursuant to paragraph 3.

a.    Demand for Arbitration. Either party to this Agreement may initiate arbitration pursuant to this paragraph by delivering, by certified mail, a written demand for arbitration to the other party at such party’s current business address.

i.    Contents of Demand. The demand for arbitration shall bear a current date and shall state the name of the initiating party, a brief description of the matter sought to be arbitrated, and the amount of damages or other relief sought by the initiating party.

ii.    Time for Demand. A demand for arbitration relating to any claim by Employee or Employer shall be made within the time within which commencement of legal or equitable proceedings based on such claim could be made under the South Dakota statute of limitations or repose applicable to such claim. Any claim not initiated by a demand for arbitration within the times provided in this paragraph 1.a.ii shall be deemed waived and forever barred.

b.    Qualifications and Appointment of Arbitrator. Unless otherwise agreed by the parties, the arbitrator shall be an attorney licensed to practice law in the State of South Dakota and shall have experience in resolving or litigating the type of claim, dispute or matter at issue in the arbitration. The parties shall mutually agree upon an arbitrator. If the parties are unable to so agree, each party shall designate an attorney licensed to practice law in the State of South Dakota and that is unaffiliated with Employer, Employee, and their respective attorneys, and such third party attorneys shall mutually agree upon an arbitrator.

c.    Cash Undertaking. Within ten (10) days following the appointment of an arbitrator by the parties or their representatives, each party asserting a claim or counterclaim in the arbitration shall deposit with the arbitrator a cash undertaking in the amount of $5,000.00, which undertaking shall be applied to any costs, fees or expenses awarded against the party pursuant to subparagraph 1.g.

d.    Governing Law. The arbitrator shall resolve all claims solely on the basis of South Dakota law. The arbitrator shall also resolve all issues relating to the operation of this Process solely on the basis of South Dakota law, including but not limited to all disputes identified in paragraph 1 above. The parties shall be permitted to conduct discovery pursuant to SDCL §§ 15-6-26 through 15-6-37; all discovery disputes shall be resolved by the arbitrator pursuant to these provisions and applicable case law. The arbitrator shall conduct all arbitration proceedings pursuant to the South Dakota Rules of Evidence, codified at SDCL Chapters 19-9 through 19-18, and applicable case law.

e.    Location. All arbitration proceedings shall take place in Brookings, South Dakota, unless otherwise agreed by the parties.

f.    Form of Award; No Appeal; Entry of Award. The arbitrator shall issue a written award setting forth the arbitrator’s findings of fact, conclusions of law, decision and monetary award. Except as otherwise permitted by SDCL Chapter 21-25A, no party shall appeal to any court an award of an arbitrator issued under this paragraph 1.f, and the decision of the arbitrator shall be the final, binding and conclusive resolution of the dispute. Any party to the arbitration may apply to a court of competent jurisdiction for entry or confirmation of the arbitration award. Notwithstanding the foregoing, the issuance of an award pursuant to this subparagraph 1.f shall not preclude a party from applying to the arbitrator for costs, fees and expenses as provided in subparagraph 1.g, nor shall it preclude the arbitrator from modifying the award to provide for the recovery of such costs, fees and expenses. Any application for costs, fees and expenses shall be delivered to the arbitrator within thirty (30) days of the date of the arbitration award.

g.    Allocation of Costs, Fees and Expenses. The arbitrator shall award to the prevailing party, as determined by the arbitrator pursuant to this subparagraph 1.g, all costs, fees and expenses relating to the arbitration, including reasonable expert witness and attorneys’ fees, unless the arbitrator finds a substantial reason for not doing so, which reason shall be explained in writing by the arbitrator. As used in this subparagraph, a party that is seeking an affirmative damage award shall constitute a “prevailing party” only if such party is awarded damages, exclusive of costs, fees and expenses relating to the arbitration (including reasonable expert witness and attorneys’ fees), in excess of the last written settlement demand made by such party. A party against whom damages are sought shall constitute a “prevailing party” only if such party is ordered to pay damages, exclusive of costs, fees and expenses relating to the arbitration (including reasonable expert witness and attorneys’ fees), in an amount less than the last written settlement offer made by such party. If no party constitutes a prevailing party pursuant to the preceding two sentences, the arbitrator may award costs, fees and expenses relating to the arbitration, including reasonable expert witness and attorneys’ fees, in the arbitrator’s discretion. Where parties are asserting affirmative claims against one another, any separate written settlement demands or offers made on such claims shall be combined for purposes of this subparagraph. No written demand or offer made less than ten (10) days prior to the arbitration hearing shall be considered for purposes of this subparagraph. All settlement demands or offers shall be kept confidential and shall not be disclosed to the arbitrator, except in connection with an application for costs, fees and expenses made pursuant to this subparagraph and subparagraph 1.f.

2.    Mediation. At any time after a demand for arbitration has been made pursuant to paragraph 1.a, any party to the arbitration may request mediation. A mediation shall be conducted only if all parties to the arbitration consent to mediation.

a.    Request for Mediation. The request for mediation shall be in writing and shall be delivered by certified mail to the current business address of each unrepresented party to the arbitration and to counsel of each represented party to the arbitration. The request shall bear a current date and shall state the name of the requesting party and a brief description of the matter sought to be mediated.

b.    Qualifications and Appointment of Mediator. Unless otherwise agreed by the parties, the mediator shall be an attorney licensed to practice law in the State of South Dakota and shall have experience in resolving or litigating the type of claim, dispute or matter at issue in the mediation. The parties shall mutually agree upon a mediator. If the parties are unable to so agree, each party shall designate an attorney licensed to practice law in the State of South Dakota and that is unaffiliated with Employer, Employee, and their respective attorneys, and such third party attorneys shall mutually agree upon a mediator. The mediator of any dispute submitted to mediation under this paragraph 2 shall not be the same person serving as arbitrator of such dispute, unless otherwise agreed by the parties.

c.    Location. The mediation shall take place in Brookings, South Dakota, unless otherwise agreed by the parties.

d.    Allocation of Mediation Costs. Costs of the mediation shall be borne equally by the parties, unless otherwise agreed by the parties.

3.    Exclusive Remedy. This Exhibit A contains and shall constitute the sole and exclusive remedy of the parties with respect to any and all disputes, claims or other matters arising out of or relating to this Agreement and/or Employee’s employment. The parties hereby waive any and all other remedial rights with respect to such disputes, claims or other matters, whether in law or in equity.